Rhinebeck Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2020

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 29, 2020 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended September 30, 2020 of $1.2 million ($0.10 per basic and diluted share), which was $941,000, or 45.0%, less than the comparable prior year period. Net income for the nine months ended September 30, 2020 was $3.6 million ($0.33 per basic and diluted share), which was $650,000, or 15.4%, less than the same period last year.  Our significantly increased provision expense, due to the negative impacts of the COVID-19 pandemic, was the single largest reason for the decrease in earnings during the quarter and year to date.

On January 16, 2019, the Company became the holding company for the Bank when it closed its stock offering in connection with the completion of the reorganization of the Bank and Rhinebeck Bancorp, MHC into a two-tier mutual holding company form of organization.  The Company sold 4,787,315 shares of common stock at $10.00 per share, for net proceeds of $46.0 million, and issued 6,345,975 shares to Rhinebeck Bancorp, MHC. The consolidated financial results contained herein reflect the consolidated accounts of the Company and the Bank at and for the periods after January 16, 2019.

COVID-19 Impact

Loan Deferrals.  We continue working with borrowers through this challenging economic environment. As of September 30, 2020, the Bank had approved 2,042 CARES Act loan deferrals totaling $118.0 million, not including 141 loans, totaling $25.3 million, of loans previously sold in the secondary market and serviced for others. As of that date, 93.6% of the Bank-owned loans, with balances of $115.0 million, were performing in accordance to their contractual terms. Pursuant to the CARES Act, these loan deferrals are not included in our non-performing loans disclosed below.

Paycheck Protection Program.

We have continued participating in the Paycheck Protection Program (“PPP”) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19. The program discontinued accepting new loan applications on August 8, 2020. As of September 30, 2020, we had received 695 applications for $92.8 million of loans under the PPP. We received SBA approval for 674 applications totaling $92.0 million and all had been funded. To assure adequate funding of the additional loan demand, the Bank became a participant in the Federal Reserve’s Payroll Protection Program Lending Facility, which allowed us to present these loans as collateral for 100% principal credit at the Federal Reserve’s discount window. The term of these loans mirrored the actual maturity of the underlying collateral and had a fixed interest rate of 0.35%. As of September 30, 2020, we had received and repaid $70.1 million in such funding, as overall Bank liquidity remained better than expected.

Other financial highlights:

●	Total assets grew $138.6 million, or 14.2%, to $1.11 billion at September 30, 2020 from $973.9 million at December 31, 2019.

●	Gross loans increased $103.6 million, or 13.1%, to $893.1 million at September 30, 2020 from $789.5 million at December 31, 2019.

●	Total deposit balances were $916.2 million at September 30, 2020, increasing $142.9 million, or 18.5%, from $773.3 million at December 31, 2019.

●	Our efficiency ratio(5) improved 3.0%, falling to 66.81% for the third quarter of 2020 from 68.85% for the same quarter of 2019. Our efficiency ratio improved 8.4%, falling to 67.74% for the nine months ended September 30, 2020 from 73.99% over the same period in 2019.

Michael J. Quinn, President and Chief Executive Officer, said: “The Bank continues to recognize the economic uncertainties resulting from the COVID-19 pandemic with higher loan loss provisions mostly based on qualitative factors. Although early results from loans coming off of deferral status have been positive, management continues to be cautious regarding future impacts from the economic uncertainty which is expected to last into 2021. Our asset growth continued, and our efficiency ratio continues to show improvement year over year. We remain committed to supporting our customers and helping them manage through these challenging times, while continuing efforts to improve earnings.”

Income Statement Analysis

Net interest income increased $564,000, or 6.7%, to $9.0 million for the three months ended September 30, 2020, from $8.5 million for the three months ended September 30, 2019. Year to date net interest income increased $2.4 million, or 9.9%, to $26.3 million compared to $24.0 million for the prior year nine-month period. The increase was primarily driven by higher income earning asset balances and the favorable impact of lower rates for deposit and borrowing costs, which was partially offset by lower yields on earning assets primarily as a result of the addition of the lower-yielding PPP loan balances. This large addition of loans was the primary reason our net interest margin declined 45 basis points to 3.40% for the three months ended September 30, 2020 compared to 3.85% for the same prior year quarter. The net interest margin decreased 33 basis points to 3.47% for the nine months ended September 30, 2020 from 3.80% for the same period in 2019.

We recorded a provision for loan losses of $2.3 million for the third quarter of 2020 as compared to $450,000 for the comparable prior year period. The provision was $5.7 million for the nine months ended September 30, 2020, an increase of $3.7 million, or 183.8% as compared to the nine months ended September 30, 2019. The increase in the provision was mainly attributable to the significant negative impact of the change in both quantitative and qualitative factors reflecting the diminished economic environment and the resultant increased financial risk for the Bank’s borrowers, which, more than likely, will lead to some credit quality deterioration. The increase in our loan loss allowance related to the economic environment was based, in major part, on the number of loans that had their payments deferred which increases the risk of defaults.

Net charge-offs for the quarter ended September 30, 2020 totaled $259,000 compared to $405,000 for the respective period in 2019. For the nine-month period ended September 30, 2020, net charge-offs were $1.1 million, an increase of $343,000, or 45.6%, when compared to the comparative 2019 period. The year to date increase was specifically due to higher dollar charge-offs which were proportionately impacted by the overall growth of our indirect automobile portfolio, $18.5 million or 5.2% in loan balances, and generally due to the deteriorated economic environment.

Non-interest income totaled $2.1 million for the three months ended September 30, 2020; an increase of $637,000, or 43.7%, from the comparable period in the prior year. The increase was primarily due to an increase in the net gain on the sale of loans, which increased $817,000, or 513.8%, and a $155,000 increase in investment advisory income. The gain was partially offset by a $171,000 decrease in service charges on deposit accounts and a $208,000 decrease in other non-interest income. Non-interest income increased $1.3 million, or 30.1%, to $5.4 million for the nine months ended September 30, 2020. In the nine months ended September 30, 2020, net gain on the sale of loans increased $2.0 million, or 549.0%, while investment advisory income increased $175,000, or 22.8%. These increases were offset by a $436,000 decrease in service charges on deposit accounts and a $541,000 decrease in other non-interest income due primarily to the decline in loan servicing income.

For the third quarter of 2020, non-interest expense increased $600,000, or 8.8%, to $7.4 million over the comparable 2019 period.  The increase was primarily due to an increase in salaries and benefits of $214,000, an increase in FDIC deposit insurance of $219,000, and a $218,000 increase in other non-interest expense. For the nine months ended September 30, 2020, non-interest expense increased $698,000, or 3.4%, to $21.5 million over the comparative nine-month period in 2019. Salaries and benefits increased $390,000, or 3.3%, which was primarily attributable to annual merit increases, production incentives and employee benefit expense increases. FDIC deposit insurance increased $296,000, or 93.4%, due to an assessment credit received in the prior year and other noninterest expense increased $104,000, or 3.1%.

Balance Sheet Analysis

Total assets were $1.11 billion at September 30, 2020, representing an increase of $138.6 million, or 14.2%, from $973.9 million at December 31, 2019. Cash and due from banks increased $39.6 million from December 31, 2019, to $51.6 million, primarily due to an increase in deposits held at the Federal Reserve Bank of New York. Net loans increased $97.0 million, or 12.2%, and included $89.6 million of outstanding SBA PPP loan balances and a $12.5 million, or 3.4%, increase in our net indirect automobile portfolio. Other assets also include the right-of-use asset (“ROUA”) of $6.4 million at September 30, 2020 due to the current year adoption of the Accounting Standards Update 2016-02, Leases (Topic 842).

Past due loans decreased $4.1 million, or 23.0%, between December 31, 2019 and September 30, 2020 finishing at $13.6 million, or 1.5% of total loans, down from $17.6 million, or 2.2% of total loans, at year-end 2019. During the same timeframe, non-performing assets decreased $3.4 million or 32.4%, to $7.0 million. Our reserve as a percentage of total gross loans was 1.18% at September 30, 2020 as compared to 0.75% at December 31, 2019.

During the first nine months of 2020, total liabilities increased $133.3 million, or 15.4%, to $997.4 million, mainly due to a $142.9 million increase in deposits due to the inflow of cash from PPP loans and an apparent flight to safety as investors fled the stock market volatility. The lease liability, which offsets the ROUA, was $6.4 million at September 30, 2020 and also contributed to the increase. Decreases of $11.4 million in Federal Home Loan Bank advances and $4.1 million in mortgagors’ escrow accounts partially offset the increase in liabilities.

Stockholders' equity increased $5.3 million to $115.2 million at September 30, 2020, primarily due to net income of $3.6 million and a $1.6 million increase in the net unrealized gain on available for sale securities. The Company's ratio of average equity to average assets was 10.60% for the nine months ended September 30, 2020 and 11.34% for the nine months ended September 30, 2019.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Interest and Dividend Income
Interest and fees on loans	$10,386	$10,160	$31,001	$28,276
Interest and dividends on securities	476	655	1,790	1,976
Other income	12	10	36	51
Total interest and dividend income	10,874	10,825	32,827	30,303
Interest Expense
Interest expense on deposits	1,553	1,957	5,429	4,980
Interest expense on borrowings	293	404	1,072	1,368
Total interest expense	1,846	2,361	6,501	6,348
Net interest income	9,028	8,464	26,326	23,955
Provision for loan losses	2,250	450	5,705	2,010
Net interest income after provision for loan losses	6,778	8,014	20,621	21,945
Noninterest Income
Service charges on deposit accounts	558	729	1,705	2,141
Net realized loss on sales and calls of securities	—	—	(29)	(40)
Net gain on sales of loans	976	159	2,382	367
Increase in cash surrender value of life insurance	97	100	290	300
Net gain from sale of other real estate owned	42	—	42	—
Other real estate owned income	—	8	—	19
Gain on disposal of premises and equipment	13	—	13	—
Investment advisory income	380	225	942	767
Other	30	238	61	602
Total noninterest income	2,096	1,459	5,406	4,156
Noninterest Expense
Salaries and employee benefits	4,158	3,944	12,305	11,915
Occupancy	885	838	2,613	2,631
Data processing	325	353	1,040	1,003
Professional fees	380	361	1,055	987
Marketing	95	166	320	468
FDIC deposit insurance and other insurance	248	29	613	317
Other real estate owned expense	54	73	80	111
Amortization of intangible assets	11	10	32	32
Other	1,276	1,058	3,438	3,334
Total noninterest expense	7,432	6,832	21,496	20,798
Income before income taxes	1,442	2,641	4,531	5,303
Provision for income taxes	292	550	958	1,080
Net income	$1,150	$2,091	$3,573	$4,223

Earnings per common share:
Basic	$0.10	$0.20	$0.33	$0.39
Diluted	$0.10	$0.20	$0.33	$0.39

Weighted average shares outstanding, basic	10,732,321	10,710,500	10,726,867	10,705,046
Weighted average shares outstanding, diluted	10,732,321	10,710,500	10,726,867	10,705,046

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
Assets
Cash and due from banks	$51,581	$11,978
Available for sale securities (at fair value)	106,367	114,832
Loans receivable (net of allowance for loan losses of $10,563 and $5,954, respectively)	890,495	793,471
Federal Home Loan Bank stock	2,975	3,435
Accrued interest receivable	3,897	2,903
Cash surrender value of life insurance	18,788	18,457
Deferred tax assets (net of valuation allowance of $1,713 and $1,202, respectively)	3,318	2,255
Premises and equipment, net	18,886	18,338
Other real estate owned	1,127	1,417
Goodwill	1,410	1,410
Intangible assets, net	209	241
Other assets	13,524	5,209
Total assets	$1,112,577	$973,946
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$251,568	$179,236
Interest bearing	664,627	594,107
Total deposits	916,195	773,343

Mortgagors’ escrow accounts	4,031	8,106
Advances from the Federal Home Loan Bank	54,857	66,304
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	17,149	11,156
Total liabilities	997,387	864,064

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	45,895	45,869
Unearned common stock held by the employee stock ownership plan ("ESOP")	(3,982)	(4,146)
Retained earnings	75,725	72,152
Accumulated other comprehensive loss:
Net unrealized gain (loss) on available for sale securities, net of taxes	1,411	(195)
Defined benefit pension plan, net of taxes	(3,970)	(3,909)
Total accumulated other comprehensive loss	(2,559)	(4,104)
Total stockholders’ equity	115,190	109,882
Total liabilities and stockholders’ equity	$1,112,577	$973,946

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2020	2019	2020	2019	2019

Performance Ratios (1):

Return on average assets (2)	0.41%	0.90%	0.44%	0.63%	0.65%
Return on average equity (3)	4.00%	7.78%	4.19%	5.56%	5.73%
Net interest margin (4)	3.40%	3.85%	3.47%	3.80%	3.76%
Efficiency ratio (5)	66.81%	68.85%	67.74%	73.99%	73.73%
Average interest-earning assets to average interest-bearing liabilities	143.16%	136.85%	139.69%	137.37%	137.50%
Total gross loans to total deposits	97.48%	98.33%	97.48%	98.33%	102.09%
Average equity to average assets (6)	10.23%	11.52%	10.60%	11.34%	11.42%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.18%	1.04%	1.18%	1.04%	0.75%
Allowance for loan losses as a percent of non-performing loans	180.32%	90.08%	180.32%	90.08%	66.74%
Net charge-offs to average outstanding loans during the period	0.03%	0.05%	0.13%	0.10%	0.43%
Non-performing loans as a percent of total gross loans	0.66%	1.16%	0.66%	1.16%	1.13%
Non-performing assets as a percent of total assets	0.63%	1.09%	0.63%	1.09%	1.06%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.39%	12.47%	12.39%	12.47%	12.13%
Total capital (to risk-weighted assets)	13.60%	13.44%	13.60%	13.44%	12.83%
Common equity Tier 1 capital (to risk-weighted assets)	12.39%	12.47%	12.39%	12.47%	12.13%
Tier 1 leverage ratio (to average total assets)	9.67%	11.01%	9.67%	11.01%	10.84%

(1)	Performance ratios for the three and nine months ended September 30, 2020 and 2019 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income (non-GAAP).
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com